EXHIBIT 10.11
Baldwin Risk Partners, LLC
4211 W. Boy Scout Blvd, Suite 800
Tampa, FL 33607

September 8, 2021
Christopher Stephens
2624 W. Jetton Ave.
Tampa, FL 33629

Dear Chris:
This letter agreement (this “Agreement”) sets forth our mutual understanding concerning the transition and termination of your employment with Baldwin Risk Partners, LLC, a Delaware limited liability company (the “Company”), and its subsidiaries and affiliates, including BRP Group, Inc., a Delaware Corporation (“PubCo”) (collectively, the “Company Group”).
1.Transition Period; Termination.
(a)You will continue to be employed by and provide services to the Company Group until November 1, 2021, unless your employment is earlier terminated by you or the Company (any such date of termination of employment, the “Termination Date” and the period beginning on the date hereof and ending on the Termination Date, the “Transition Period”). Your employment and all of your positions with the Company Group will terminate in all capacities as of the Termination Date.
(b)During the Transition Period, you will continue to serve as General Counsel of the Company and PubCo (“General Counsel”), but you agree that you may be transitioned by the Company Group to an advisory role upon the appointment of a new General Counsel and will then have such duties as determined by the Chief Executive Officer of the Company and PubCo. You agree to render services to the Company Group on a full-time, exclusive basis during the Transition Period.
(c)During the Transition Period, you will continue to receive (i) your current base salary, paid in accordance with the Company’s regular payroll practices and (ii) employee benefits consistent with Section 4(d) of your employment agreement with the Company, dated as of September 9, 2019 (the “Employment Agreement”).
2.Severance. Upon the Termination Date, the Company will (i) pay you that portion of your base salary that is accrued but unpaid through the Termination Date and (ii) reimburse you pursuant to Section 4(e) of the Employment Agreement for reasonable expenses incurred but not paid prior to the Termination Date; provided that you must submit those expenses for reimbursement within 30 days after the Termination Date. You will also be entitled to receive any non-forfeitable benefits already earned and payable to you in accordance with the terms and provisions of any agreements, plans or programs of the Company Group, including, but not limited to, retirement plan benefits and accrued but unused paid time off. In addition, provided that your employment with the Company Group (i) continues until November 1, 2021 or (ii) is earlier terminated by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement), and subject to (x) your execution of this Agreement within 21 days following the date hereof and your non-revocation of this Agreement, (y) your execution of the reaffirmation page attached hereto as Exhibit A (the “Reaffirmation”) within 21 days following the Termination Date and your non-revocation of the Reaffirmation and

(z) your continued compliance with the Restrictive Covenants (as defined below), you will be entitled to the following (collectively, the “Severance”):
(a)the Company will continue to pay you your current annual base salary of $300,000 for a period of 12 months following the Termination Date; provided that any such payments that otherwise would be paid prior to the date that your execution of the Reaffirmation becomes irrevocable instead will be paid within five (5) business days after such date, and the remaining such payments will be paid over the remainder of such 12-month period; provided further that, if the period during which you may execute and revoke the Reaffirmation begins in one calendar year and ends in the next calendar year, then any such payments that otherwise would be paid in such first calendar year instead will be paid during the first five (5) business days of such next calendar year;
(b)if you are eligible for and properly elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will subsidize the cost of your COBRA premium payments (for you and your dependents) such that the premium payments are no greater than the health care premiums that you would pay if your employment with the Company Group continued during such period, for a period of 18 months following the Termination Date for you and your dependents under the Company’s group health plan in which you and your dependents were participating immediately prior to the Termination Date or any successor plan (at the level then in effect or its equivalent);
(c)the Company will pay you a 2021 annual bonus in an amount that you would have earned had you remained employed on the payment date based on the Company’s actual performance for the 2021 fiscal year in accordance with the terms of the 2021 executive compensation framework approved by the compensation committee (the “Compensation Committee”) of the Company’s board of directors on May 3, 2021, subject to any adjustments made by the Compensation Committee in its sole discretion and that apply to you on the same terms as are applicable to other senior executives of the Company Group, and measured by the Company in accordance with the normal accounting methods, principles and procedures used by the Company for determining the 2021 annual bonuses for the other senior executives of the Company Group, but assuming “superior” performance with respect to personal performance, payable in cash at the same time that 2021 annual bonuses, if any, are paid to other senior executives of the Company Group; provided that in no event will the amount of such bonus payable to you under this section be less than $180,000; and
(d)of the 71,430 LLC Units (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 7, 2019, as amended from time to time in accordance with its terms (the “LLCA”)) (and a corresponding number of shares of Class B Common Stock (as defined in the LLCA)) that you hold, effective upon the effectiveness of this Agreement and the Reaffirmation, 50,001 of such LLC Units (and a corresponding number of shares of Class B Common Stock) will be deemed fully vested (the “Vested Units”); provided that, effective as of the Termination Date, the remainder of such LLC Units (and corresponding shares of Class B Common Stock), together with any unvested equity awards granted to you under the BRP Group, Inc. Omnibus Incentive Plan, will be forfeited by you for no consideration; and provided further that you will remain subject to and entitled to the benefits of the LLCA and, as applicable, your restricted unit agreements with the Company effective as of the closing of PubCo’s initial public offering and dated December 27, 2019, respectively (the “Restricted Unit Agreements”).

    Notwithstanding the foregoing, any changes in your position, authorities, responsibilities, reporting relationship or duties pursuant to Section 1(b) of this Agreement will not constitute Good Reason.
3.No Other Compensation or Benefits. Except as specifically provided herein, or as required for COBRA coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law, you will not be entitled to any compensation or benefits or to participate in any employment-related benefit programs or arrangements of the Company Group either during the Transition Period or after the Termination Date (including pursuant to the Employment Agreement), provided however that nothing in this Agreement shall prejudice or waive: (i) any compensation and benefits which you have accrued prior to the Termination Date and which are non-forfeitable or; (ii) any of your rights to indemnification or advancement by the Company, including without limitation your rights under the Director and Executive Officer Indemnification Agreement, dated as of October 23, 2019, between PubCo and you, the Employment Agreement, the Company Group’s organizational documents, or under any directors and officers insurance policy maintained by the Company. Additional information regarding COBRA coverage will be provided to you separately.
4.Return of Property. Except as requested or permitted by the Company, you confirm that, on or prior to the Termination Date, you will have returned to the Company all property of the Company Group in your possession and all property made available to you in connection with your employment with the Company Group, including, without limitation, any and all Company Group credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment with the Company Group.
5.Restrictive Covenants; Cooperation. You acknowledge and agree that you remain subject to any restrictive covenants set forth in your restrictive covenants agreement with the Company, dated as of September 9, 2019, and the Employment Agreement (collectively, the “Restrictive Covenants”), and that the Restrictive Covenants are incorporated by reference into this Agreement and will remain in full force and effect following the Termination Date and will not be superseded by the terms of this Agreement. In addition, for the avoidance of doubt, Sections 13 (Employee’s Representations; Indemnification) and 24 (Cooperation) of the Employment Agreement will remain in full force and effect following the Termination Date. In requesting cooperation after the Termination Date, the Company (i) will consider other commitments that you have at the time of the request and (ii) will only share any non-material public information with you after the second anniversary of the Termination Date to the extent it determines it is reasonably necessary for purposes of your cooperation, in which case it will, to the extent reasonably practicable, provide you with reasonable prior notice before sharing any non-material public information with you.
6.Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.
7.Whistleblower Protection. Notwithstanding anything to the contrary in this Agreement or otherwise, you may communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company Group in connection with any such charge or complaint that you filed or is filed on your behalf.
8.Confidentiality of This Agreement. Except as may be required by applicable law, legal process or any court, you agree that the terms of this Agreement are confidential and that you will not disclose or discuss any such terms to or with any person other than your attorney, tax, financial or investment advisors, or spouse. You agree that you will instruct your any such individuals not to disclose or discuss such terms to or with any other person.
9.General Release. In consideration of the Company’s obligations under this Agreement and for other good and valuable consideration, you, on behalf of yourself and your executors, heirs, administrators, representatives and assigns, hereby agree to release and forever discharge the Company and all predecessors, successors and their respective parent corporations (including PubCo), affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which you are or have been a participant by virtue of your employment with or service to the Company Group, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which you have or may have had against such entities (collectively, “Claims”) based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by or service to the Company Group or the termination thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and Claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of

Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law, but excluding any Claims arising directly or indirectly out of, relating to or in any way involving in any manner whatsoever (a) all payments and benefits to be provided pursuant to this Agreement, (b) your rights related to the continued ownership of the Vested Units and any other equity securities in the Company Group, including but not limited to pursuant to the Restricted Unit Agreements, the LLCA, the Tax Receivable Agreement (as defined in the LLCA), the Registration Rights Agreement (as defined in the LLCA), and the Stockholders Agreement (as defined in the LLCA), (c) any of your rights under COBRA, (d) any of your rights to indemnification or advancement by the Company, including without limitation your rights under the Director and Executive Officer Indemnification Agreement, dated as of October 23, 2019, between PubCo and you, the Employment Agreement, the Company Group’s organizational documents, or under any directors and officers insurance policy maintained by the Company, (e) the indemnification provided by the Company under Section 26(b) of the Employment Agreement with respect to the Participation Threshold for the Management Incentive Units issued to you, (f) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law, (g) any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived, (h) any Claim that is based on an act or omission that occurs after the date you execute this Agreement or the Reaffirmation, and (i) any of your rights to assert any defenses, including affirmative defenses, against any allegations, causes of action, and/or claims of any nature that may be brought against you (the “General Release”).
In consideration of your obligations under this Agreement and for other good and valuable consideration, each of the Company and PubCo, on behalf of itself and each of their predecessors, successors and their respective affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives and assigns, hereby agrees to release and forever discharge you, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Company, PubCo and/or their related releasors have or may have had against you (collectively, “Company Claims”) based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by or service to the Company Group or the termination thereof but excluding any Company Claims arising directly or indirectly out of, relating to or in any way involving in any manner whatsoever (a) any Claim that is based on your willful misconduct, theft, fraud or any crime of dishonesty in connection with your duties to the Company Group, (b) any Claim that is based on your material breach of the Restrictive Covenants, (c) any Claim that is based on an act or omission that occurs after the date you execute this Agreement or the Reaffirmation, and (d) any of the Company’s, PubCo’s and/or their related releasors’ rights to assert any defenses, including affirmative defenses, against any allegations, causes of action, and/or claims of any nature that may be brought against it. The Company and PubCo shall sign the Reaffirmation within five (5) business days of your execution and return of the Reaffirmation to the Company.
10.Opportunity to Consider this Agreement and the Reaffirmation.

(a)You are hereby advised to seek the advice of counsel prior to signing this Agreement. You hereby acknowledge that you are acting of your own free will, that you have been afforded a reasonable time to read and review the terms of this Agreement, and that you are voluntarily executing this Agreement with full knowledge of its provisions and effects. You further acknowledge that you have been given at least TWENTY-ONE (21) days within which to consider this Agreement and that you have SEVEN (7) days following your execution of this Agreement to revoke your acceptance, with this Agreement not becoming effective until the seven (7) day revocation period has expired. If you elect to revoke your acceptance of this Agreement, you must provide written notice of such revocation to Trevor Baldwin by 5 p.m. on the seventh (7th) day after you execute this Agreement.
(b)You will have TWENTY-ONE (21) days following the Termination Date within which to execute the Reaffirmation and SEVEN (7) days following your execution of the Reaffirmation to revoke your acceptance.
11.Redemption of LLC Units and Class B Common Stock. Notwithstanding any provision in the LLCA or any other agreement between you and the Company, for the one-year period following the Termination Date, each of PubCo and the Company agrees not to exercise the Company's option under Section 10.01(a) of the LLCA to require you to redeem any of your LLC Units and Class B Common Stock in exchange for Class A Common Stock of PubCo, if such redemption would cause you to realize capital gain on the redemption and you would be unable to sell the Class A Common Stock due to any prohibition on you trading the Class A Common Stock of PubCo for any reason (including, but not limited to, your possession of non-material public information regarding the Company); provided that, for the avoidance of doubt, the Managing Member (as defined in the LLCA) will retain its option under Sections 10.01(b) and 10.03 of the LLCA to require you to redeem any of your LLC Units and Class B Common Stock in exchange for cash in the manner and otherwise in accordance with the terms and conditions set forth in Article 10 of the LLCA.
12.Non-Disparagement. You and the Company agree that the non-disparagement provisions in Section 12 of the Employment Agreement will remain in effect following the Termination Date.
13.Miscellaneous.
(a)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and unless specifically provided herein, supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment with the Company Group and the termination thereof which you may have had with the Company Group, including the Employment Agreement. This Agreement may be amended only by a written document signed by the Company and you.
(b)Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. In addition, notwithstanding anything contained in this Agreement to the contrary, if, upon your separation from service, (i) you are a specified employee as defined in

Section 409A of the Code and (ii) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A of the Code, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided will be delayed for a period of six months following the separation from service, and any amounts so delayed will be paid during the seventh month following separation from service.
(c)Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes. The Company will withhold payments made pursuant to this Agreement according to the IRS Form W-4 most recently provided to the Company by you rather than at the withholding rate for supplemental wages.
(d)Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
(e)Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(f)Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(g)Successors and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and by the Company and its successors and assigns.
(h)Choice of Law; WAIVER OF TRIAL BY JURY. This Agreement will be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. You and the Company hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. In any litigation between you and the Company Group arising out of or related to this Agreement, the losing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred by that prevailing party in enforcing, defending, or prosecuting this Agreement.
[signature page to follow]

Baldwin Risk Partners, LLC By: BRP Group, Inc., as Managing Member
By:	/s/ Trevor Baldwin
Name: Trevor Baldwin
Title: Chief Executive Officer
BRP Group, Inc.
By:	/s/ Trevor Baldwin
Name: Trevor Baldwin
Title: Chief Executive Officer

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Christopher Stephens
Christopher Stephens

EXHIBIT A

REAFFIRMATION PAGE

This page (this “Reaffirmation”) represents my, the Company and PubCo’s reaffirmation as of the date hereof of the commitments set forth in the transition and termination letter agreement to which this Reaffirmation is attached (the “Agreement”), and I, the Company and PubCo hereby agree that my general release of claims pursuant to the General Release (as defined in the Agreement) and the Company and PubCo’s release of Company Claims, as well as any applicable provisions of Sections 7 or 9 of the Agreement, will be extended to cover any act, omission or occurrence occurring up to and including the date on which I execute this Reaffirmation.

I acknowledge that I have been advised to seek the advice of counsel prior to signing this Reaffirmation. I hereby acknowledge that I am acting of my own free will, that I have been afforded a reasonable time to read and review the terms of this Reaffirmation, and that I am voluntarily executing this Reaffirmation with full knowledge of its provisions and effects. I further acknowledge that I have been given at least TWENTY-ONE (21) days within which to consider this Reaffirmation and that I have SEVEN (7) days following my execution of this Reaffirmation to revoke my acceptance, with this Reaffirmation not becoming effective until the seven (7) day revocation period has expired. If I elect to revoke my acceptance of this Reaffirmation, (i) I must provide written notice of such revocation to Trevor Baldwin by 5 p.m. on the seventh (7th) day after I execute this Agreement and (ii) for the avoidance of doubt, such revocation will in no way be a revocation of my obligations under the Agreement.

[signature page to follow]

I, the Company and PubCo ratify and reaffirm the commitments set forth in the Agreement:

/s/ Christopher Stephens         11/2/2021
Christopher Stephens                Date

Baldwin Risk Partners, LLC By: BRP Group, Inc., as Managing Member
By:	/s/ Trevor Baldwin
Name: Trevor Baldwin
Title: Chief Executive Officer
BRP Group, Inc.
By:	/s/ Trevor Baldwin
Name: Trevor Baldwin
Title: Chief Executive Officer